SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM  8-K

                               CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  February 27, 2001


                      Medical Advisory Systems, Inc.
         (Exact name of registrant as specified in its charter)

   DELEWARE               2-98314-W         52-1233960
(State or other         (Commission        (IRS Employer
Jurisdiction of          File Name            Identification No.)

8050 Southern Maryland Blvd., Owings, Maryland              20736
  (Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code:  (301) 855-8070



ITEM 5. Other Events.




APPLIED DIGITAL SOLUTIONS' WHOLLY OWNED SUBSIDIARY DIGITAL ANGEL
CORPORATION COMPLETES ACQUISITION OF 16.6% INTEREST IN MEDICAL
ADVISORY SYSTEMS, INC.

FOR IMMEDIATE RELEASE
Investors Contact:
Matthew Hayden, President
Hayden Communications, Inc.
(843) 272-4653


PALM BEACH, FLORIDA, and OWINGS, MD - FEBRUARY 27, 2001 -- Applied Digital Solutions, Inc. (NASDAQ: ADSX) and Medical Advisory Systems (AMEX: DOC) today announced the completion of Applied Digital Solutions, Inc.'s purchase through its wholly owned subsidiary Digital Angel Corporation of a 16.6% interest in Medical Advisory Systems, Inc. ("MAS") from members of senior management of MAS. In conjunction with the transaction, MAS has expanded the number of members to the Board of Directors from five to seven. Robert Crabb has resigned from the board and new members Mercedes Walton, President and COO of Applied Digital Solutions, Inc., David A. Loppert, CEO of SysComm International Corporation (OTC BB: SYCM), Dr. Richard Seelig and Dr. Paul Sandberg have been named.

Through this transaction with MAS, Digital Angel will have access to a secure, FDA-compliant ASP facility for management of sensitive data and a 24/7 physician-staffed medical call center for use by Digital Angel customers and end-patients. In addition to location and bio-monitoring, Digital Angel will now be able to offer subscribers to the Digital Angel Delivery System the ability to have their medical needs and emergencies monitored and treated by a physician 24 hours a day, 7 days a week, 365 days per year from anywhere in the world. MAS will not only act as the backbone to ensure Digital Angel's customers receive the highest level of service possible, but will also provide marketing expertise to MAS' extensive international customer base.

Digital Angel was recently named "Best in Show, Client Services" at Internet World Wireless Show 2001 out of a field of 170 international exhibitors. MAS joined Digital Angel at the show and received an overwhelming response from attendees, who were impressed by the availability of a 24/7 physician call-center as a level of service available to Digital Angel Delivery System subscribers through MAS.

Mercedes Walton, President and COO of Applied Digital Solutions, stated: "The completion of this transaction allows us to further our strategy to define the Digital Angel 'product' as a combination of device and service. MAS creates another layer of premium services available to Digital Angel Delivery Service subscribers, adding significantly to our first-mover advantage. We were very excited to have MAS join us at the Internet World Wireless show and were very impressed with the response that MAS received."

Ron Pickett, Chairman and President of MAS, commented: "We are very pleased to have completed this transaction. Our reception at the Internet World Wireless Show indicates that potential subscribers to the Digital Angel Delivery System recognize the value that we bring to this already remarkable product. This transaction is mutually beneficial to MAS and Digital Angel and will help to solidify our growing presence in the market place."

About Digital Angel
In December of 1999, Applied Digital Solutions announced that it had acquired the patent rights to a miniature digital transceiver -- which it has named Digital Angel. Digital Angel represents the first-ever operational combination of advanced sensor technology and Web-enabled wireless telecommunications linked to GPS systems. The company believes this technology will enable it to tap into a multi-billion dollar marketplace with a number of applications that will prove to be extremely popular. Potential applications include: medical and location monitoring for at-risk patients; emergency location of lost or missing children; finding lost or missing household pets; managing livestock and other farm-related animals; pinpointing the location of valuable stolen property; and managing the commodity supply chain. Digital Angel data is transmitted wirelessly, on a real time basis, to an Internet-integrated ground station and made available on a Web-enabled desktop, laptop or wireless device. A new Digital Angel wristband device was unveiled at Cyberposium at Harvard Business School on February 10, 2001 and at Internet World Wireless 2001, February 20-23, 2001, where it took the honor of Best in Show, Client Services.
For more information about Digital Angel, visit www.digitalangel.net

About Medical Advisory Systems
Medical Advisory Systems, Inc. is a telemedicine pioneer that has operated a 24/7, physician-staffed call center in Owings, MD for almost 20 years. Through a worldwide telecommunications network, MAS provides health care to ships-at-sea and other remote locations, one-on-one "chats" with a physician via the Internet or telephone, as well as medical assistance and non-medical services for international travel industry. MAS owns a 12% stake in Paris-based CORIS Group, which provides it with the ability to offer its services (including travel assistance and insurance) worldwide. As Application Service Provider
(ASP) for eResearchTechnology, Inc. (www.ert.com), a subsidiary of PRWW, Ltd. (NASDAQ: PRWW), MAS will deploy and support a post market safety surveillance service marketed to the pharmaceutical, medical
device and biotechnology industries.   For additional information,
visit www.mas1.com

About Applied Digital Solutions, Inc.
Applied Digital Solutions is an information technology and solutions company operating on the I3 Services Platform. Through our core business units of Applications, Services and Advanced Wireless, Applied Digital Solutions offers Intelligent Integrated Information Services. Our products and services allow the collection, organization, analysis, warehousing and dissemination of information for a wide variety of end users including commercial operations, governments, and consumers.
For more information, visit the company's website at http://www.adsx.com.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are 'forward-looking statements' within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. The Company intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.